UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Contacts:	Investors:	Media:
	Mark Harnett or Laurie Connell	John Patteson
	MacKenzie Partners	Kekst and Company
	(212) 929-5500	(212) 521-4800
PENWEST URGES SHAREHOLDERS TO REJECT
TANG CAPITAL AND PERCEPTIVE’S WIND DOWN PROPOSAL
—	Says Choice Between Alternatives is Clear; Cites Company’s Board Candidate Qualifications and Criticizes Tang Capital’s Track Record in Similar Attempts in Letter to Shareholders —
DANBURY, CT, May 19, 2009 – Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today sent a letter to its shareholders in connection with the Company’s annual meeting to be held on June 10, 2009. Penwest urges shareholders to vote “FOR” Penwest’s director nominees on the WHITE proxy card and “AGAINST” the shareholder proposals put forth by Tang Capital Management, L.P. and Perceptive Life Sciences Master Fund Ltd.
The full text of the letter from Paul E. Freiman, Chairman, and Jennifer L. Good, President and Chief Executive Officer, follows:
May 19, 2009
VOTE FOR SHAREHOLDER VALUE –
OR VOTE TO CALL IT QUITS
Dear Fellow Penwest Shareholder:
Tang Capital Management and Perceptive Life Sciences are engaging in a proxy contest to try to elect some of their in-house personnel to the Penwest Board of Directors at our annual meeting on June 10. They have rejected compromises that could have avoided this costly contest and are instead attempting to gain veto power and effective negative control over important Board decisions that could stalemate Penwest’s operations in order to carry out their own agenda for your Company.
YOU HAVE A SIMPLE CHOICE
In this proxy contest, you are being asked to make a clear choice between two diametrically opposed views about the Company’s strategy and future:
•	The Penwest Board of Directors established a narrowed business plan for 2009 intended to both build shareholder value in the short term and prepare the Company for long-term growth. Under this plan, the Company is focused on maximizing the value of Opana® ER, advancing the development of A0001 through proof of concept, monetizing the value of our proven drug delivery technologies and drug formulation expertise, and aggressively reducing our costs. We believe these initiatives can build value for all shareholders and that it would be a mistake to end them prematurely.

Importantly, we are committed to shutting down any program that we determine is not succeeding. For instance, if our findings from the A0001 proof of concept trials over the next several months do not support further development of the drug, we will promptly discontinue this program.

•	The dissidents, on the other hand, want to immediately wind down the Company’s operations. We believe this strategy ignores the value of the assets the Company has developed and the value it can create with them in the near term. In addition, the strategy is short-sighted, is less practical than the dissidents have led shareholders to believe, would take a long time to carry out and would adversely affect shareholder value. For example, pursuing it could result in our forfeiting approximately $91 million of available net operating loss carryforwards and jeopardizing our listing on NASDAQ.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF THE COMPANY’S NOMINEES AND “AGAINST” THE DISSIDENTS’
PROPOSALS ON THE ENCLOSED WHITE PROXY CARD.
We believe that, just as there are clear distinctions between these two strategies, there are sharp differences between the parties who support them. It is important for you to be aware of key facts regarding the proponents of the opposing strategies.
TANG CLAIMS TO BE
LOOKING OUT FOR THE INTERESTS OF PENWEST’S SHAREHOLDERS –
BUT A CLOSER LOOK AT HIS ACTIONS IN OTHER COMPANIES
IS REVEALING
•	The recent fiasco at Vanda Pharmaceuticals graphically demonstrates Mr. Tang’s poor judgment concerning a company’s strategy and prospects, and the potential value of a product candidate. After launching a proxy fight against Vanda in February to force the immediate wind down of that company’s operations, Tang Capital suddenly abandoned its campaign earlier this month right after Vanda announced that the FDA had granted marketing approval of its schizophrenia drug Fanapt – a product whose alleged poor chances for approval were central to Mr. Tang’s flawed thesis about Vanda’s prospects going forward.

•	Mr. Tang has given a misleading account of how events played out at Ardea Biosciences, another company with which he is involved. He tries to take credit for the “swift and effective” wind down of Ardea’s operations as evidence of the feasibility of his proposed strategy for Penwest. But the reality is that Ardea had $50 million of cash that was never distributed to shareholders as he proposes that Penwest do. Instead, Ardea used its cash to acquire new assets, rebuilt its business and prospered. An inconvenient truth for Mr. Tang, the Ardea case shows the potential value to shareholders of investing in promising assets – rather than prematurely halting operations. If Mr. Tang had implemented at Ardea the strategy he is pursuing with Penwest, Ardea shareholders would never have received that value.

THE PENWEST BOARD HAS THE RIGHT SKILLS, EXPERTISE AND FOCUS TO
BUILD SHAREHOLDER VALUE
Penwest’s Board is highly qualified and fully committed to protecting the interests of all shareholders:
•	Since 2006, we have been building a Board composed of experienced, highly-qualified directors who have been successful leading companies in the biotechnology and pharmaceutical industries and who bring valuable skills to our Company. After this election, assuming our nominees are elected, only three of our directors will have served on the Board for more than three years. If our nominees are elected, a valuable combination of scientific, regulatory, medical, commercial, strategic and financial expertise will be represented on the Board.

•	W. James O’Shea, our nominee who is a current director, is an experienced pharmaceutical executive and a highly-respected, independent industry expert with a strong track record in hands-on executive and operating roles at public companies. During his tenure as President and Chief Operating Officer, and then as Vice Chairman, of Sepracor Inc., a research-based pharmaceutical company, from 1999 to 2007, Sepracor’s annual revenues grew from $22.7 million to $1.2 billion. This revenue growth was led by the re-launch of Xopenex, which generated annual revenues of approximately $440 million at their highest level, and the launch of Lunesta, which peaked at full-year sales of approximately $600 million. Mr. O’Shea was responsible for the launches and commercial oversight of both products.

•	Importantly, as demonstrated by our recommendation that you vote to elect as a director Joseph Edelman, a member of the dissident slate, the Penwest Board is not opposed to considering alternative views. We believe that this nomination reflects your Company’s balanced, reasonable approach to ensuring that the dissidents’ views will be represented in its decision making while not affording them the veto power over the Company’s operations that they are seeking.

•	While the dissidents want you to believe that the Board’s recent adoption of a limited-duration shareholder rights plan means that we are entrenched, the fact is that we put a rights plan back in place for 15 months in order to ensure that all Penwest shareholders have the opportunity to benefit from our initiatives to build shareholder value this year and into 2010. We believe that the limited duration plan will give the Company an appropriate amount of time to execute its strategy. We have purposely provided in the rights plan that the plan will expire on July 1, 2010, unless shareholders decide to extend it beyond that date.
TANG CAPITAL’S QUESTIONABLE TACTICS IN THIS CONTEST SHOULD CONCERN
PENWEST’S SHAREHOLDERS
We believe that Tang Capital’s questionable tactics in this proxy contest make its in-house personnel unsuitable candidates for your Board.
•	Tang Capital has twice offered in writing to give the Company’s directors personally the A0001 asset and business opportunity for their own financial benefit without their having to pay the Company anything. Of course, this is not appropriate and not something your directors would ever consider. We would never seek to profit personally from a Company asset.
•	Mr. Tang proposed to the Company’s CEO that a majority of the Board resign, in exchange for severance payments, so that the dissidents could immediately gain complete control of the Company. We have never had severance payments for departing directors. Your Board is committed to doing the job it was elected to do, and will not abandon its fiduciary duty.

•	Mr. Tang rejected the offer to discuss a compromise slate of Board seats as a compromise to avoid this unnecessary and distracting proxy fight – because he wants as much immediate control as he can get.

•	The dissidents have caused your Company to incur significant costs resulting from this proxy contest and their related litigation. As part of their tactics, they have filed three separate lawsuits against the Company (one of which has since been dropped). The demands of defending against this litigation are not only onerous for the Board and management but also costly for the Company and its shareholders. Our estimated cost to defend this litigation and proxy contest is approximately the same as the cost to run a Phase IIa proof of concept trial for A0001, which the dissidents are so vigorously trying to stop, claiming that it is a “waste of corporate assets.” Isn’t this ironic?
We believe that Tang Capital’s interests are not aligned with those of many of Penwest’s long-term shareholders due to its low cost basis of $1.32 for its Penwest shares and its accumulation of more than 21% of Penwest’s outstanding shares within the past five months. Almost immediately after acquiring its shares, Tang Capital filed a Schedule 13D and declared itself an activist.
PROTECT YOUR INVESTMENT
We have significantly improved the Company’s financial performance, including sharply reducing costs. We are successfully implementing our strategy with focused goals for 2009, and expect to be profitable on a quarterly basis in the fourth quarter this year and for the full year in 2010. Don’t let the value of your investment in Penwest be prematurely capped, just when we are about to achieve profitability and are close to better understanding the potential value of the Company’s A0001 asset.
PLEASE USE THE WHITE PROXY CARD TO VOTE TODAY – BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. YOUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY GOLD OR OTHER PROXY CARD SENT TO YOU BY TANG CAPITAL OR PERCEPTIVE.
The contrast between the two strategies is stark, as are the differences in the ways the two parties involved conduct themselves. The choice is yours. Your Board is convinced that we are following the right path for Penwest to build value for all shareholders. We strongly believe that the dissidents’ immediate wind down strategy is contrary to the interests of Penwest and its shareholders.

Sincerely,

Paul E. Freiman	Jennifer L. Good
Chairman	President and Chief Executive Officer
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, a coenzyme Q analog drug candidate for inherited mitochondrial respiratory chain diseases. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations with partners.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this letter.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

INFORMATION CONCERNING PARTICIPANTS
Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be “participants” in the Company’s solicitation of proxies from its stockholders in connection with its 2009 Annual Meeting of Stockholders (the “Annual Meeting”) may be found in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, as filed with the SEC on May 7, 2009 (the “2009 Proxy Statement”).
Security holders may obtain a free copy of the 2009 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. Security holders may also obtain a free copy of these documents by writing the Company at Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, CT 08610, attn: Controller, or by telephoning the Company at (877) 736-9378.
We have circulated a WHITE proxy card together with our definitive proxy statement.  We urge shareholders to vote FOR our nominees on the WHITE proxy card and not to sign or return a green, gold or other colored proxy card to the Company.

PENWEST PHARMACEUTICALS CO.

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THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available through 11:59 PM Eastern Time on June 9, 2009.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

www.cesvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TELEPHONE

1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2009. Have your proxy card in hand when you call and then follow the instructions.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

PENWEST PHARMACEUTICALS CO.

Vote on Directors

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1. Election of Directors: 1 Election of W. James O'Shea as a class III director: 2 Election of Joseph Edelman as a class III director:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the name(s) of the nominee(s) on the line below.

A vote cast on our proxy card will be a vote for up to two directors and not more; if three directors, rather than two, were to be elected, the undersigned would be choosing to vote for only two directors and one of the dissident nominees other than Mr. Edelman would therefore be assured of election.

Vote on Company Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the current fiscal year:	☐	☐	☐
3. Approval of the proposed amendment to the Company's 1997 Employee Stock Purchase Plan:	☐	☐	☐

Vote on Shareholder Proposals (if presented at the meeting)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 4, 5 AND 6.

	FOR	AGAINST	ABSTAIN
4. Approval of the proposed amendment to the bylaws to require annual meetings to be held every April 30:	☐	☐	☐
5-A. Approval of the proposed amendment to the bylaws to require the approval of 75% of the directors in office to various specified actions:	☐	☐	☐
5-B. Approval of the proposed amendment to the bylaws to require the approval of 81% of the directors in office to various specified actions:	☐	☐	☐
6. Approval of the proposed request that the board take prompt and thoughtful action to wind down substantially all of the Company's operations:	☐	☐	☐

This proxy will be voted in accordance with any directions herein given. If no direction is given, this proxy will be voted for the director nominees and proposals 2 and 3 and against proposals 4, 5 and 6.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting YES ☐ NO ☐

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

IMPORTANT- PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [Please sign within box.]	Date

Signature (Joint Owner)	Date

PENWEST PHARMACEUTICALS CO. ANNUAL MEETING OF SHAREHOLDERS
Wednesday June 10, 2009 10:00 AM Local Time Corporate Center 39 Old Ridgebury Rd.
Danbury, CT 06810 (see reverse side for voting instructions) #¥FOLD AND DETACH HERE #¥ For the Annual Meeting of the Shareholders of WHITE Penwest Pharmaceuticals Co. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY
The undersigned, revoking all prior proxies, hereby appoint(s) Jennifer L. Good and Frank P. Muscolo, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meetin g of Shareholders of Penwest Pharmaceuticals Co. (the “Company”) to be held at
39 Old Ridgebury Road, Danbury, Connecticut 06810 on June 10, 2009, at 10:00 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the annual meeting, all shares of Common Stock of the Company which the undersigned would be entit led to vote or act upon, wit h all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Proposals 1, 2 and 3 are bein g proposed by the Board of Directors of the Company, and proposals 4, and either 5-A or 5-B and 6 are expected to be proposed by shareholders. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersig ned affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individual y.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME
BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.
(Continued and to be signed on the reverse side.)